EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 17, 2023 (the “Effective Date”), by and among Jay Birnbaum (“Executive”), APW OpCo LLC, a Delaware limited liability company (“OpCo”), and Radius Global Infrastructure, Inc. (“Radius”) (OpCo and Radius being referred to together as the “Company”).

WHEREAS, Executive and the Company previously entered into an amended and restated employment agreement, dated as of February 10, 2020 (such agreement, together with all attachments thereto, the “Prior Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement, effective as of the date hereof, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Services
SECTION 1.01.
Effective Date. This Agreement shall be effective as of the Effective Date.
SECTION 1.02.
Executive Term, Position and Duties. (a) Unless terminated earlier, Executive’s employment with the Company shall continue through the Effective Date and shall automatically terminate at 11:59pm EST on September 1, 2023 (the “Transition Date,” and the period from the Effective Date to (and inclusive of) the Transition Date, the “Executive Term”).

(b) During the Executive Term, Executive shall (i) continue to serve as the Senior Vice President, General Counsel and Secretary of the Company, reporting to the Chief Executive Officer of Radius (the “CEO”), (ii) perform those duties and have those authorities commensurate with the position of senior vice president and general counsel of a company of the size and scope of the Company and (iii) at the request of the Board of Directors of Radius (the “Board”), and subject to such reasonable conditions as Executive may reasonably establish, serve as an officer, director or other appointee with respect to any Subsidiary of Radius but without any additional compensation or benefits from the Company or any of its Subsidiaries with respect to such service in such other officer, director or other appointee position.

(a)
Upon Executive’s termination of employment on the Transition Date, Executive shall automatically cease to serve as the Senior Vice President, General Counsel and Secretary of the Company. Executive shall be re-employed by the Company as of 12:00am EST on September 2, 2023 and from such date until the second (2nd) anniversary thereof (such period, the “Special Advisor Period”, and such second (2nd) anniversary date, the “normal expiration date of the Special Advisor Period”), Executive shall be employed by the Company in the role of, and have the title of, Special Advisor and provide assistance with the transition and succession of his role prior to the Transition Date and such other advisory services as may be reasonably assigned by the CEO consistent with Executive’s prior experience and expertise and

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the other terms of this Agreement. During the Special Advisor Period, Executive shall report to the CEO. During the Special Advisor Period, Executive shall not serve as an executive, officer or director of the Company or any Subsidiary. Executive shall automatically relinquish all such positions and titles he currently holds effective upon the Transition Date. In addition, during the Special Advisor Period, no employee of the Company or any of its Subsidiaries shall report to Executive.
SECTION 1.03.
Time and Effort. During the Executive Term, Executive shall continue to devote substantially all of Executive’s business time, attention, skill and efforts (which shall not require Executive to be physically present at any particular work location) to the business and affairs of the Company and its Subsidiaries, except for vacation, holiday and sick leave and periods of illness or incapacity. Notwithstanding the foregoing, during the Executive Term, Executive shall be permitted to (a) serve on nonprofit or government advisory boards and engage in charitable, philanthropic and community activities, (b) manage Executive’s personal investments and affairs and (c) continue the activities set forth on the schedule that Executive delivered to the Company on or prior to the date hereof, provided that the outside activities described in clauses (a) through (c) shall not, either individually or in the aggregate, (i) interfere with Executive’s attention to the Company and its Subsidiaries, including by causing an unreasonable distraction to Executive or by creating any conflict of interest or (ii) result in a breach of any of the restrictive covenants set forth in Article V. Any other outside business activities during the Executive Term not expressly described herein shall require the prior written approval of the Board (or a duly authorized committee thereof), which approval will not be unreasonably withheld, conditioned or delayed. From and after the Transition Date (including during the Special Advisor Period), Executive shall not be required to, and shall not, provide services to the Company in excess of 20% of the average level of services performed by Executive for the Company during the immediately preceding 36-month period, as determined in accordance with Section 409A (as defined below), such that Executive will incur a “separation from service” (within the meaning of Section 409A) as of no later than the Transition Date. While employed by the Company during the Special Advisor Period, Executive shall be permitted to engage in any outside activities that do not constitute a breach of his obligations under Sections 5.03 through (and inclusive of) 5.06.
ARTICLE II

Compensation
SECTION 2.01.
Base Salary. During the Executive Term, the Company shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during such period of employment under this Agreement, including services as an officer, employee or other appointee with respect to the Company, continue to pay Executive a base salary at the annual rate of $537,000 per year (“Base Salary”), payable in accordance with the Company’s standard applicable payroll practices as in effect from time to time.
SECTION 2.02.
Annual Bonus. To the extent unpaid as of the Effective Date, Executive shall be paid an annual performance-based cash bonus in respect of fiscal year 2022 in an amount equal to $268,500, which shall be paid during fiscal year 2023 at the time as is customary for other executive officers of the Company (the “2022 Bonus”). For the period

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beginning January 1, 2023 and ending on the Transition Date, Executive shall be paid an annual performance-based cash bonus (the “2023 Bonus”) in an amount equal to $179,490. The 2023 Bonus shall be paid at the time as is customary for other executive officers of the Company, but no later than March 15, 2024. Executive shall not be eligible to receive any bonus in respect of any subsequent fiscal year.
SECTION 2.03.
2023 Long Term Incentive Award. The Company shall grant Executive an annual long term incentive award in respect of service for fiscal year 2022 under the Company’s 2020 Equity Incentive Plan consisting of 122,516 shares of restricted Company Class A common stock subject solely to time-based vesting criteria (the “2023 LTIP Award”). The 2023 LTIP Award shall be subject to Radius’ 2020 Equity Incentive Plan, as amended from time to time, and subject to an award agreement in a form provided by Radius, provided that any service vesting conditions shall not extend beyond the second (2nd) anniversary of the Transition Date. Notwithstanding anything in this Agreement or the applicable award agreement to the contrary, the 2023 LTIP Award shall not vest or be forfeited upon the automatic termination of Executive’s employment on the Transition Date, but shall remain outstanding and subject to continued vesting based on Executive’s continued employment with the Company or its Subsidiaries through the normal expiration date of the Special Advisor Period (subject to Sections 4.05 and 4.06). Executive shall not be entitled to any other grant of long term incentive awards (other than the 2023 LTIP Award), and, without limiting the foregoing, Exeutive acknowledges and agrees that he is not entitled to 122,516 Series C LTIP Units approved on February 28, 2023 (which shall be canceled as of no later than the date on which the Company grants Executive the 2023 LTIP Award).
SECTION 2.04.
Special Advisor Compensation. During the Special Advisor Period, the Company shall, as compensation for the obligations set forth herein, including all services rendered by Executive in any capacity during such period of employment pursuant to this Agreement, pay Executive a base salary (the “Advisor Salary”) as follows: (a) for the period beginning on the Transition Date and ending on the last day of the 12th month following the Transition Date, $35,000 per month; and (b) for the period beginning on the 1st day of the 13th month following the Transition Date and ending on the last day of the 24th month following the Transition Date, $30,000 per month, in all cases payable in accordance with the Company’s standard applicable payroll practices as in effect from time to time.
ARTICLE III

Benefits and Other Matters
SECTION 3.01.
Benefit Plans. During the Executive Term and the Special Advisor Period, Executive and Executive’s eligible family members shall be entitled to participate in any benefit plans (excluding severance plans, which is otherwise addressed in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis generally made available to other executive officers of the Company (except to the extent necessary to reflect that Executive is a Member (as defined in the OpCo Operating Agreement) of OpCo) and to the extent Executive and Executive’s family members may be eligible to do so, subject to the terms of any such Benefit Plan. Executive understands that any Benefit Plan may be terminated or amended from time to time by the Company in its discretion.

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During the Special Advisor Period, Executive (and his dependents) shall continue to be covered by, and the Company shall continue to pay for the full cost of Executive’s premiums (for himself and his dependents) under, the Company’s group health, dental and vision insurance plans. If the Company determines that such coverage is prohibited under the terms of its plans, then the Company shall reimburse Executive (in accordance with the Company’s reimbursement policies as may be in effect from time to time) for the full cost of Executive’s premiums for health, dental and vision insurance for Executive and his dependents purchased independently, provided that the benefits under such insurance are substantially consistent with those offered by the Company to other executive officers of the Company and the cost to the Company of such reimbursement shall not be materially greater than had Executive continued to be covered under the Company’s plans (the “Premium Reimbursement”). In the event that the Premium Reimbursement (under any provision of this Agreement) would violate the nondiscrimination requirements of Section 105(h) of the Code (as defined below), the parties hereto shall cooperate in good faith to reform the provision for Premium Reimbursement (in a manner that does not violate Section 409A) so that Executive shall receive the intended benefits of the Premium Reimbursement (determined on a post-tax basis) without Executive incurring tax by reason of such Code section; provided that such benefit does not result in a materially greater cost to the Company.
SECTION 3.02.
Vacation. During the Executive Term, Executive shall be entitled to thirty (30) days of vacation per calendar year in accordance with the Company’s vacation policies as in effect from time to time. Any accrued, but unused vacation shall not be paid out upon Executive’s termination of employment, except as may be required by applicable state law.
SECTION 3.03.
Director and Officer Indemnification. During the Executive Term and thereafter (including the Special Advisor Period), the Company shall, to the fullest extent permitted by law, Radius’ Bylaws and Certificate of Incorporation or the OpCo Operating Agreement (and any successor governing documents, each, as may be amended from time to time (collectively, the “Governing Documents”)), promptly indemnify Executive against all costs, charges, losses, expenses and liabilities (including reasonable attorneys’ fees and costs incurred in defending legal proceedings) incurred by Executive in connection with any actual, threatened or reasonably anticipated claim, suit, action or proceeding arising in connection with the execution, discharge or exercise of Executive’s duties as an officer or director of the Company or any of its Subsidiaries and/or the exercise of Executive’s powers in Executive’s capacity as an officer or director of the Company or any of its Subsidiaries or otherwise in relation thereto, provided, however, in no event shall Executive be indemnified or held harmless for liability arising out of Executive’s fraud. Such expenses shall be promptly advanced to Executive to the fullest extent permitted by law or the Governing Documents, provided that if it is determined by a court of competent jurisdiction without further right of appeal that Executive is not entitled to such indemnification, reimbursement or advancement, then Executive shall promptly return all such amounts to the Company. The Company shall also provide and maintain directors’ and officers’ liability insurance coverage for Executive’s benefit during Executive’s service with the Company or any of its Subsidiaries in any capacity and for a period six (6) years thereafter, provided that such coverage shall be no less favorable than the coverage provided to other executive officers of the Company or directors of Radius.
SECTION 3.04.
Business Expenses. The Company shall promptly reimburse Executive for all reasonable and customary out-of-pocket business expenses incurred by Executive in

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connection with Executive’s service hereunder, in accordance with the Company’s policies as may be in effect from time to time. Such reimbursed expenses shall include home office expenses, provided, that the amount so reimbursed in respect of home office expenses shall not exceed $7,000 per annum, which amount shall be reviewed by the Board (or a duly authorized committee thereof) on an annual basis for increases but not decreases. The Company shall promptly reimburse Executive (or, if requested by Executive, directly to Executive’s attorneys) up to $75,000 in unpaid attorneys’ fees incurred by him in connection with the negotiation of and entry into this Agreement; provided that Executive furnishes to the Company adequate records and other documentary evidence required to substantiate such attorneys’ fees. The parties hereto agree that such reimbursement for, or direct payment of, attorneys’ fees shall not be reported by the Company, or otherwise treated as taxable income to Executive.
ARTICLE IV

Termination
SECTION 4.01.
Non-Duplication of Severance. Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall Executive be entitled to severance benefits under any Company Plan (as defined below) that are duplicative of severance benefits provided under this Agreement.
SECTION 4.02.
Notice of Termination. During the Executive Term and the Special Advisor Period, the Company shall provide at least sixty (60) days’ written notice for any involuntary termination of Executive’s employment by the Company other than for Cause (as defined below), death or Disability (as defined below), and Executive shall provide at least sixty (60) days’ written notice for a resignation without Good Reason (as defined below), provided that, in the case of such involuntary termination by the Company, the Board (or a duly authorized committee thereof) shall have the discretion to provide pay in lieu of notice. In the event of any other termination of employment or resignation by Executive by the Company, no advance notice shall be required. Executive’s employment with the Company shall terminate immediately without notice upon Executive’s death or Disability.
SECTION 4.03.
Termination by the Company for Cause or by Executive without Good Reason During the Executive Term. During the Executive Term, if the Company terminates Executive’s employment for Cause, or if Executive terminates Executive’s employment with the Company without Good Reason, no severance shall be payable to Executive, the Special Advisor Period shall not commence and Executive shall not receive any compensation or benefit under Section 4.06, provided that Executive shall be entitled to payment of accrued and vested compensation and benefits, including vested Company or OpCo equity or equity-based awards, accrued base salary, reimbursement of unpaid business expenses in accordance with Section 3.04 and any other or additional benefits to which Executive may then or thereafter be entitled under the then-applicable terms of any applicable Company Plan (as defined below) (collectively, the “Accrued Benefits”).
SECTION 4.04.
RESERVED.

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SECTION 4.05.
Termination Without Cause, For Good Reason or Due to Death or Disability During the Executive Term; Transition Date. (I) If, prior to the Transition Date, Executive’s employment is terminated (A) by the Company other than for Cause, (B) by reason of death or Disability or (C) by Executive with Good Reason or (II) upon the occurrence of the automatic termination of Executive’s employment on the Transition Date (regardless of Executive’s employment thereafter as Special Advisor), in addition to the Accrued Benefits, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments and benefits, subject to the effectiveness and irrevocability of the First Release (as defined below):
(a)
payment of the 2022 Bonus to the extent unpaid, paid at the time set forth for the 2022 Bonus in Section 2.02;
(b)
payment of the 2023 Bonus at the time set forth for the 2023 Bonus in Section 2.02;
(c)
continued payment of Base Salary for the remainder (if any) of the Executive Term and continued coverage for Executive (and his dependents) under the Company’s group health, dental and vision insurance plans (or, if applicable, the Premium Reimbursement) for the remainder (if any) of the Executive Term;
(d)
two (2) times the sum of (x) the Base Salary and (y) the 2022 Bonus, payable as a lump sum on the first payroll date following satisfaction of the release condition set forth in Section 4.07, provided that the timing of such payment may be subject to restrictions under Section 409A as set forth in Section 6.14 of this Agreement;
(e)
all time-vesting and performance-vesting conditions applicable to outstanding Company or OpCo equity or equity-based awards (and any cash payment in respect of the 2023 LTIP Award) shall be deemed satisfied in full (provided that the 2023 LTIP Award shall not accelerate in the case of the event described in clause (II) of Section 4.05 if the Special Advisor Period commences);
(f)
other than in the case of the event described in clause (II) of Section 4.05 if the Special Advisor Period commences, the Supplemental Advisor Severance (as defined below); and
(g)
payment of the monthly COBRA premiums that Executive would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and, if applicable, his eligible covered dependents for a period of twenty-four (24) months following the normal expiration date of the Special Advisor Period, based on a reasonable estimate of such costs at the time such amount is paid, which payment shall be made regardless of whether Executive elects COBRA continuation coverage, payable as a lump sum on the first payroll date following satisfaction of the release condition set forth in Section 4.07.

If, following Executive’s termination of employment, Executive breaches any of his obligations pursuant to the restrictive covenants set forth in Section 5.02 or Section 5.03, and

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such breach results in significant reputational or monetary harm to the Company, then Executive shall forfeit his right to receive any unpaid amounts pursuant to Sections 4.05(b), (c), (d) and (f), and Executive shall promptly repay to the Company any such amount previously paid to Executive pursuant to Sections 4.05(b), (c), (d) and (f), provided, however, that the Company shall provide written notice to Executive of an alleged breach of any such restrictive covenants within thirty (30) days of such alleged breach (or such later date as the Board could reasonably have been expected to know of such a breach), and Executive shall have thirty (30) days to cure such alleged breach, if curable.

SECTION 4.06.
Termination of Employment During Special Advisor Period. During the Special Advisor Period, if Executive’s employment terminates for any reason other than (i) by the Company without Cause or (ii) by Executive with Good Reason, no severance shall be payable to Executive, provided that Executive shall be entitled to payment of the Accrued Benefits and any unpaid amounts that have become payable pursuant to Section 4.05. Upon the termination of Executive’s employment during the Special Advisor Period (i) by the Company other than for Cause or (ii) by Executive with Good Reason, in addition to the Accrued Benefits and any unpaid amounts that have become payable pursuant to Section 4.05 Executive shall be entitled to the following payments and benefits, subject to the effectiveness and irrevocability of the Second Release (as defined below):
(a)
the continued payment of the Advisor Salary until the normal expiration date of the Special Advisor Period, provided that any such payment that would otherwise have been paid prior to satisfaction of the release condition set forth in Section 4.07 shall be accumulated and paid in a lump sum on the first payroll date following satisfaction of such condition; provided further that, to the extent necessary to comply with Section 409A, if the period during which the Second Release must be executed and become irrevocable spans two (2) calendar years, payment of installments shall commence in the second calendar year, and the timing of such installments may be subject to further restrictions under Section 409A as set forth in Section 6.14 of this Agreement;
(b)
continued coverage for Executive (and his dependents) under the Company’s group health, dental and vision insurance plans until the normal expiration date of the Special Advisor Period in accordance with Section 3.01 (or, if applicable, payment of the Premium Reimbursement) (the payments and benefits described in clauses (a) and (b) of this Section 4.06, together, the “Supplemental Advisor Severance”); and
(c)
all time-vesting and performance-vesting conditions applicable to the 2023 LTIP Award (and any cash payment in respect of the 2023 LTIP Award) shall be deemed satisfied in full.
SECTION 4.07.
Releases. The payments and benefits described in Section 4.05, other than the Accrued Benefits, are conditioned upon Executive’s or Executive’s estate’s, as the case may be, execution and delivery of a release of claims substantially in the form attached hereto as Exhibit A (the “First Release”) no later than fifty (50) days following the triggering event described in Section 4.05 and not revoking the First Release during the period specified therein (which shall end no later than 60 days following such event). The payments and benefits described in Section 4.06, other than the Accrued Benefits and unpaid amounts that are payable

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" [[5988631]]" "" [[5988631]]

pursuant to Section 4.05, are conditioned upon Executive’s execution and delivery of a supplemental release of claims in the form attached hereto as Exhibit B (the “Second Release”) no later than fifty (50) days following Executive’s termination of employment during the Special Advisor Period and not revoking the Second Release during the period specified therein (which shall end no later than 60 days after Executive’s termination of employment during the Special Advisor Period). In the event of Executive’s death or a judicial determination of his incapacity, references in this Agreement to Executive shall be deemed (where appropriate) to be references to his heir(s), beneficiary(ies), estate, executor(s) or other legal representative(s). The foregoing releases shall include a Company release of claims against Executive substantially in the form attached in Exhibit A and B.
SECTION 4.08.
Definitions. For purposes of this Agreement:
(a)
“Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving fraud, moral turpitude, or willful misconduct in connection with the affairs of the Company or any of its Subsidiaries; (ii) willful and material breach of any written policies of the Company or any of its Subsidiaries or fiduciary duties to the Company or any of its Subsidiaries, in each case, which breach has caused, or should reasonably be expected to cause, significant economic or reputational harm to the Company or any of its Subsidiaries; (iii) material breach of any material non-competition or non-solicitation obligation to the Company; (iv) willful misconduct or gross neglect in the execution of Executive’s duties to the Company or any of its Subsidiaries, which misconduct or neglect has caused, or should reasonably be expected to cause, significant economic or reputational harm to the Company; or (v) engaging in inappropriate behavior that constitutes harassment, assault, or discrimination, which behavior is confirmed through due investigation by the Board and which behavior causes material economic or reputational harm to the Company. Except in the case of clause (i), a purported termination of employment by the Company for Cause shall not be effective as a termination for Cause unless (A) the Company first furnishes written notice to Executive of the circumstance(s) alleged to constitute Cause within thirty (30) days following the date the Board first becomes aware of such circumstance(s), (B) Executive has not cured those circumstance(s) within ninety (90) days following Executive’s receipt of such written notice from the Company and (C) the Company terminates Executive’s employment within ninety (90) days following the expiration of such cure period, provided that Executive shall not have the opportunity to cure a circumstance(s) alleged to constitute Cause if it is not capable of being cured or if it has caused material economic or reputational harm to the Company.
(b)
“Disability” means Executive’s substantial inability to perform his duties for the Company due to physical or mental illness or incapacity for any consecutive period of six months or any non-consecutive periods aggregating six (6) months or more in any twelve (12)-month period.
(c)
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

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(d)
“Good Reason” means the occurrence of any of the following, without Executive’s prior written consent: (i) a material breach by the Company of its material obligations under this Agreement, any agreement between Executive and the Company evidencing Company or OpCo equity or equity-based awards, any other agreement between Executive and the Company in effect on the date hereof or any substantially similar agreement between Executive and the Company entered into following the date hereof; (ii) the Company’s material failure to allow Executive to continue his current arrangement of working remotely (except for travel reasonably required in the performance of Executive’s duties, the expenses of which are subject to reimbursement consistent with the Company’s customary expense reimbursement policies applicable to other individuals who are executive officers of the Company); or (iii) solely during the Executive Term, any material diminution in Executive’s position, duties, authority, titles, offices, reporting lines or responsibilities. A purported termination of employment by Executive with Good Reason shall not be effective as a termination with Good Reason unless (A) Executive furnishes written notice to the Company of the circumstance(s) alleged to constitute Good Reason within ninety (90) days following the date Executive first becomes aware of such circumstance(s), (B) the Company has not fully cured those circumstance(s) within thirty (30) days after the Company’s receipt of such notice from Executive and (C) Executive terminates Executive’s employment within ninety (90) days following the expiration of such cure period.
(e)
“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
(f)
“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.
ARTICLE V

Executive Covenants
SECTION 5.01.
Company Interests; Acknowledgements. Executive acknowledges that the Company has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization, and that the Company has a legitimate business interest and right in protecting those assets as well as any similar assets that the Company may develop or obtain. Executive acknowledges that the Company is entitled to protect and preserve the going concern value of the Company and its business and trade secrets to the extent permitted by law. Executive acknowledges that the Company’s business is international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of the Company’s goodwill, confidential information, trade secrets and customer relationships, and that the restrictions set forth in this Agreement shall not prevent Executive from earning a livelihood without violating any provision

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of this Agreement. The parties agree that there will be no restrictions on Executive’s post-employment activities, or on Executive’s right to terminate his employment with Radius and OpCo, other than as expressly set forth in this Agreement. Notwithstanding anything elsewhere in this Agreement to the contrary, for purposes of this Section 5.01 and Sections 5.03, 5.04, 5.05, 5.08, 5.09 and 5.10, references to the Company shall be deemed to include its Subsidiaries.
SECTION 5.02.
Consideration to Executive. In consideration of the Company’s entering into this Agreement and the Company’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that the Company would not have entered into this Agreement without the covenants contained in this Article V, Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.
SECTION 5.03.
Employee Non-Solicitation and Customer and Business Relationships Noninterference. Executive agrees that, unless otherwise specifically permitted by the Board in writing, for the period commencing on the Effective Date and terminating twenty-four (24) months after the termination of Executive’s employment for any reason (including during the Special Advisor Period) (such period, the “Restricted Period”), Executive shall not, directly or indirectly: (a) solicit any Person who (i) is or was a customer of, or lessor to, the Company or (ii) is a prospective customer of, or prospective lessor to, the Company whom, as of the effective date of Executive’s termination of employment, Executive is aware the Company was actively pursuing to (A) purchase any goods or services, or to enter into leases, in competition with the Company in the Business (as defined below), from anyone other than the Company or (B) cease doing business with the Company; (b) other than on behalf of the Company, solicit, recruit or hire any employee of the Company or any individual who was, at any time within one (1) year prior to the termination of Executive’s employment, employed by the Company; or (c) solicit or encourage any employee of the Company to leave the employment of the Company, in each case of clauses (b) and (c), except for Executive’s administrative assistant(s) or any former employee of the Company whose employment was terminated by the Company involuntarily, other than for cause.
SECTION 5.04.
Non-Competition. (a) Executive agrees that, unless otherwise specifically authorized by the Board in writing, during the Restricted Period, Executive shall not, and shall cause each of Executive’s controlled affiliates (other than the Company) not to, directly or indirectly: (i) engage, consult, advise, own, operate, manage, control, invest in, provide services to or otherwise assist (as a director, officer, partner, principal, employee, member, consultant or in any other capacity) in any business that competes with the Company, as of the date of Executive’s termination of employment, in any jurisdiction in which the Company is operating or is actively engaged in substantial preparations to operate (A) in the business of acquiring ground and rooftop leases underlying wireless cell sites or (B) in any other business in which the Company is actively engaged and that represents a material portion of the Company’s overall operations as of the termination of the date of Executive’s termination of employment (collectively, the “Business”); or (ii) except as provided in Section 5.04(b), be employed by, consult with or advise any Person that, directly or indirectly, engages in the Business.
(b)
This Section 5.04 shall not be deemed breached solely as a result of (i) the ownership by Executive of up to a two percent (2%) passive direct or indirect ownership interest

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in any public or private entity; (ii) Executive’s employment by, or otherwise material association with, any organization or entity that competes with the Company in the Business so long as Executive’s employment or association is with a separately managed and operated division or affiliate of such organization or entity that itself does not compete with the Company in the Business and Executive has no business communications or involvement that relates to the Business; and (iii) Executive’s service on the board of directors (or similar body) of any organization or entity that competes with the Company in the Business as an immaterial part of such organization or entity’s overall business so long as Executive recuses himself from all matters relating to the Business.
SECTION 5.05.
Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive’s duties and services pursuant to this Agreement, Executive shall receive, and may be given access to, Confidential Information and (b) all Confidential Information is or will be the property of the Company. For purposes of this Agreement, “Confidential Information” shall mean information, knowledge and data that is or will be used, developed, obtained or owned by the Company relating to the business, products and/or services of the Company or the business, products and/or services of any customer, lessor, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Company), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, lessor, sales officer, sales associate or independent contractor of the Company, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of the Company, provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.
SECTION 5.06.
Non-Disclosure. During the Executive Term and the Special Advisor Period and at all times thereafter, except as otherwise specifically provided in Section 5.07, Executive shall not, directly or indirectly, disclose or cause or permit to be disclosed, to any Person whatsoever, or utilize or cause or permit to be utilized, by any Person whatsoever, any Confidential Information acquired pursuant to Executive’s employment with the Company (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.
SECTION 5.07.
Permitted Disclosure. Nothing in this Agreement or elsewhere shall prohibit Executive from: (a) contacting, filing a claim with, or cooperating in an investigation by the Equal Employment Opportunity Commission, Securities Exchange Commission, National Labor Relations Board, Department of Labor, Department of Justice, Occupational Safety and Health Administration or other federal, state or local agency; (b) exercising any legally protected

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whistleblower rights (including pursuant to Rule 21F under the Exchange Act); (c) utilizing and disclosing information, including the Confidential Information, in connection with discharging Executive’s duties to the Company; (d) disclosing Confidential Information to the extent Executive (i) is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty or is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the London Stock Exchange, the New York Stock Exchange or NASDAQ), provided that, where and to the extent legally permitted and reasonably practicable, Executive shall (A) give the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperate with Company in attempting to obtain such protective measures or (ii) discloses such information in connection with any litigation or arbitration between the Company and Executive; (e) disclosing documents and information in confidence to an attorney or other professional for the purposes of securing professional advice; (f) retaining, and using appropriately, documents and information relating to Executive’s personal rights and obligations; or (g) disclosing Executive’s notice obligations, and post-employment restrictions, in confidence in connection with any potential new employment or business opportunity.
SECTION 5.08.
Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of the Company, whether prepared by Executive or otherwise, coming into Executive’s possession shall be and remain the exclusive property of the Company and Executive shall not, during the Executive Term, the Special Advisor Period or thereafter, directly or indirectly assert any interest or property rights therein. Upon Executive’s termination of employment with the Company for any reason, Executive will immediately return to the Company all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.
SECTION 5.09.
Mutual Non-Disparagement. (a) Executive shall not, at any time (whether prior to or following the termination of Executive’s employment for any reason), denigrate, ridicule, disparage or make any statement with the intent to criticize the Company or, with respect to their relationship with Radius, any of Radius’ officers or directors in their capacity as officers or directors of Radius, and (b) the Company and Radius’ officers and directors shall not, at any time (whether prior to or following the termination of Executive’s employment for any reason), denigrate, ridicule, disparage or make any statement with the intent to criticize Executive. This Section 5.09 shall not prohibit (i) Executive, the Company or Radius’ officers or directors, individually or as a group, from testifying truthfully under oath pursuant to a lawful court order or subpoena or in connection with any litigation or arbitration between Executive and the Company or any of Radius’ officers or directors or (ii) Executive from making the permitted disclosures set forth in Section 5.07. Furthermore, if either Executive or the Company (or any officer or director of Radius) makes any statement in breach of this

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Section 5.09, then a truthful response to such statement by the other party shall not be considered a breach of such party’s obligations pursuant to this Section 5.09.
SECTION 5.10.
Specific Performance. Executive agrees that any material breach by Executive or the Company of any of the provisions of this Article V may cause irreparable harm to the other party that could not be made whole by monetary damages and that, in the event of such a breach, the breaching party shall waive the defense in any action for specific performance that a remedy at law would be adequate, and the other party shall be entitled to seek to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in any court of competent jurisdiction, in addition to any other remedy such party may obtain through arbitration in accordance with Section 6.06.
SECTION 5.11.
Proprietary Rights. (a) Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the Executive Term and, if applicable, the Special Advisor Period, and that specifically relate to the Business or specifically result from work performed by Executive for the Company, all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights relating thereto in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights relating thereto, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product may include, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b)
Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of

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the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights therein so as to be less in any respect than that the Company would have had in the absence of this Agreement.
(c)
Further Assurances; Power of Attorney. During and after Executive’s employment with the Company, Executive agrees, upon reasonable request and subject to such reasonable conditions as he may reasonably establish, to cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.
(d)
No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product, Intellectual Property Rights therein, software, or other tools made available to Executive by the Company.
ARTICLE VI

Miscellaneous
SECTION 6.01.
Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void. This Agreement may not be assigned or transferred by Radius or OpCo to any Person other than a successor to all, or substantially all, of the business and assets of the assignor/transferor. Upon such assignment or transfer, the rights and obligations of the assignor/transferor hereunder shall become the rights and obligations of such successor. As used in this Agreement, the term “the Company” shall mean, (a) OpCo and Radius, together, as hereinbefore defined in the recital to this Agreement, (b) to the extent provided in Section 5.01, their respective Subsidiaries, and (c) any permitted assignee to which this Agreement is assigned.

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SECTION 6.02.
Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and its permitted successors. The Company shall assign its rights and obligations hereunder to any permitted successor. Upon any such assignment, the Company shall cause such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.
SECTION 6.03.
Entire Agreement. This Agreement, together with the award agreements in respect of Company or OpCo equity or equity-based awards granted to Executive, constitutes the entire agreement and understanding of the parties and with respect to the transactions contemplated hereby and the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof, including the Prior Agreement.
SECTION 6.04.
Amendment. This Agreement may be amended, modified, superseded or altered, and the terms and covenants hereof may be waived, only by written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
SECTION 6.05.
Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to Radius or OpCo: Radius Global Infrastructure, Inc.
Attention: Chief Executive Officer

with copies to: Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention: Thomas E. Dunn, Esq.

Telephone: (212) 474-1000

Facsimile: (212) 474-3700

E-mail: tdunn@cravath.com

If to Executive: Jay Birnbaum
At the address on the books and records of the
Company at the time of such notice.

with copy to: Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

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Attention: Jennifer Conway, Esq.

Telephone: (212) 450-3055

Facsimile: (212) 701-6055

Email:jennifer.conway@davispolk.com

Each of the parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 6.06.
Governing Law and Dispute Resolution. (a) Except as otherwise required by applicable law, this Agreement shall be governed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.
(b)
Except to the extent otherwise provided in Section 5.10 with respect to certain claims for injunctive relief, any dispute or controversy arising under or relating to this Agreement, Executive’s employment hereunder or any termination thereof (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall be submitted to JAMS and resolved through confidential arbitration in accordance with the JAMS Employment Arbitration Rules & Procedures. Any arbitration hearings shall be conducted in Palm Beach County, Florida. before a single arbitrator (rather than a panel of arbitrators) with substantial experience in the matters in dispute. The resolution of any such dispute or controversy by the arbitrator shall be final and binding, except to the extent otherwise provided by applicable law. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall promptly pay all administrative costs and arbitration fees, and all legal fees, court costs and other costs and expenses incurred by Executive in connection with any claim or dispute that is subject to arbitration under this Section 6.06(b) or that is brought pursuant to Section 5.10, provided that if the Company substantially prevails with respect to such claim or dispute, Executive, shall promptly repay any fees and costs (other than fees and other charges of JAMS, the American Arbitration Association, or the arbitrator) incurred by Executive, and paid by the Company, in connection with any claim as to which the Company has substantially prevailed. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then any arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association.
SECTION 6.07.
Severability. If any term, provision, covenant or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the

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provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 6.08.
Survival. The rights and obligations of the Company and Executive under the provisions of this Agreement, including Sections 3.03 and 3.04 and Articles IV, V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of the Executive Term or the Special Advisor Period, to the extent necessary to preserve the intended benefits of such provisions.
SECTION 6.09.
Cooperation. During the three-year period following the termination of Executive’s employment for any reason, Executive shall provide Executive’s reasonable cooperation to the Company and its Subsidiaries in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with the Company and its Subsidiaries and as to which Executive has relevant knowledge, other than a suit between Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand, provided that any such cooperation shall be subject to Executive’s other personal and professional commitments, and the Company shall promptly pay (or promptly reimburse) any expenses reasonably incurred by Executive in connection with such cooperation.
SECTION 6.10.
Representations. (a) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
(b)
The Company hereby represents to Executive that it is fully authorized, by any Person or body whose authorization is required, to enter into, and carry out the terms of, this Agreement, and that its ability to enter into, and carry out the terms of, this Agreement is not limited by any Company Plan.
SECTION 6.11.
No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.
SECTION 6.12.
No Offset. The Company’s obligation to pay Executive the amounts, and to provide the benefits, hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. In addition, there shall be no offset against any such payments or benefits for any amounts or benefits earned by Executive, after the effective date of Executive’s termination of employment, from subsequent employment or otherwise.
SECTION 6.13.
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

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SECTION 6.14.
Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other pronouncements thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(a)
Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement, corporate governance document, or agreement of or with the Company or any of its Subsidiaries (this Agreement and such other plans, policies, arrangements, documents, and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company.
(b)
If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.
(c)
Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company and Executive shall cooperate in good faith to make amendments to any Company Plan as are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties, in each case, other than any taxes or penalties resulting from a breach by the Company or any of its Subsidiaries of the terms of any Company Plan.
(d)
For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, Executive shall not be entitled to any payments or benefits payable hereunder as a result of Executive’s termination of employment with the Company or any of its Subsidiaries that constitute “deferred compensation” under Section 409A unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A. Executive shall have no duties following the Transition Date that are inconsistent with Executive having had a “separation from service” within the meaning of Section 409A on or before the Transition Date.

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(e)
Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
SECTION 6.15.
Limitation on Certain Payments. Notwithstanding any other provision of this Agreement:
(a)
In the event it is determined by Golden Parachute Tax Solutions LLC, which is engaged and paid for by the Company, prior to the consummation of any transaction constituting a 280G Change in Control (which for purposes of this Section 6.15 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the 280G Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to Executive not less than ten business days prior to the 280G Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations and determinations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits (collectively, “Benefits”) to be paid to Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (determined in accordance with Section 280G of the Code), singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, Benefits constituting “parachute payments” which would otherwise be paid or provided to Executive or for Executive’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”), provided that such Benefits shall not be so reduced if the Accountant determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax present-value basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), Benefits whose value is greater than the Benefits, valued on a net after-tax present-value basis, that Executive would be entitled to retain upon receipt of the Reduced Amount, provided further that such reduction in Benefits shall be first applied to reduce any cash payments that Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case in reverse order beginning with the payments or benefits that are to be paid the furthest in time after the date of such determination, unless, to the extent permitted by Section 409A, Executive elects to have the reduction in payments applied in a different order, provided that, in no event, may such payments or benefits be reduced in a manner that would result in subjecting Executive to additional taxation under Section 409A. For

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the avoidance of doubt, this provision shall reduce the Parachute Amount otherwise payable to Executive only if doing so would place Executive in a better net after-tax present-value economic position as compared with not doing so (taking into account any excise taxes payable in respect of such Parachute Amount). In connection with making determinations under this Section 6.15, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by Executive before or after the 280G Change in Control, including any amounts payable to Executive following Executive’s termination of employment hereunder with respect to any non-competition provisions that may apply to Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(b)
If the determination made pursuant to Section 6.15(a) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Section 6.15(a), the Company shall promptly give Executive notice of such determination and of the reductions to be applied. Within five (5) business days following such determination, the Company shall pay or distribute to Executive, or for Executive’s benefit, such amounts as are then due to Executive under this Agreement or any other Company Plan and shall promptly pay or distribute to Executive, or for Executive’s benefit, in the future such amounts as become due to Executive under this Agreement.
(c)
As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination under this Section 6.15, it is possible that amounts will have been paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit pursuant to this Agreement could have been so paid or distributed without incurring tax under Section 4999 of the Code (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Company, any of its Subsidiaries or Executive, on which the Accountant believes the Internal Revenue Service should prevail, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit shall be repaid by Executive to the Company or such Subsidiary together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or its Subsidiaries to or for Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
(d)
In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 6.15, Executive shall

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control the issues involved in such dispute and make all final determinations with regard to such issues.
SECTION 6.16.
Disclosure. Executive shall be given a reasonable opportunity to review and comment on any public disclosure required by the rules of the U.S. Securities and Exchange Commission addressing the entry into this Agreement, which comments the Company shall reasonably consider. The parties hereto agree that, except to the extent required under applicable law, any disclosure regarding Executive’s transition into the Special Advisor role on the Transition Date (provided that such transition occurs) required under the rules of the U.S. Securities and Exchange Commission shall reflect the termination of Executive’s employment on the Transition Date as due to Executive’s voluntary retirement. The parties hereto agree that this Agreement is not being entered into in connection with a 280G Change in Control, that the payments hereunder are not “contingent” on a 280G Change in Control and that they will reasonably cooperate in support of the same.
SECTION 6.17.
Counterparts. This Agreement may be executed (including by facsimile or PDF) in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument. Any signature delivered by facsimile or by PDF shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
SECTION 6.18.
Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. In this Agreement unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa, (b) reference to any “Person” includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (c) reference to any gender includes each other gender, (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (e) “hereunder”, “hereof”, “hereto”, “herein” and words of similar import shall be deemed references to this Agreement as a whole, including the Exhibits, and not to any particular Article, Section or other provision thereof, (f) “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term, (g) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (h) the words “party” or “parties” shall refer to parties to this Agreement and their permitted successors, (i) all references to provisions, Sections, Articles or Exhibits are to provisions, Sections, Articles and Exhibits of this Agreement, unless otherwise expressly specified, (j) the word “or” is disjunctive and not exclusive, (k) the words “dollar” or “$” means U.S. dollars, (l) the word “day” means calendar day and (m) “promptly” means within thirty (30) days.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

APW OPCO LLC,
By

Name: Scott Bruce Title: President

RADIUS GLOBAL INFRASTRUCTURE, INC.,
By

Name: Scott Bruce Title: President

By

Name: Jay Birnbaum

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EXHIBIT A

Form of First Release

RELEASE

This Release is made by Jay Birnbaum (“Executive”) for the benefit of APW OpCo LLC, a Delaware limited liability company (“OpCo”), and Radius Global Infrastructure, Inc. (“Radius”), (OpCo, Radius and their respective affiliates are referred to collectively as the “Company”), and by the Company for the benefit of Executive, as of the date set forth below in connection with the Amended and Restated Employment Agreement, dated April 17, 2023, among Executive, OpCo and Radius (the “Employment Agreement”), and in association with Executive’s termination of employment with the Company. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Employment Agreement.

In exchange for the payments and benefits provided under the Employment Agreement, Executive, for himself, his family, his attorneys, agents, heirs and personal representatives, hereby releases and discharges the Company, as well as all of its past, present and future shareholders, parents, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties (collectively, “Claims”) to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with the Company or the termination of that employment, including any Claims that Executive is entitled to any compensation or benefits from any Released Party, other than as set forth in Article IV of the Employment Agreement or as otherwise set forth herein. The Claims Executive releases include, but are not limited to, Claims that the Released Parties:

(A) discriminated against Executive on the basis of race, color, sex (including Claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;

(B) failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance;

(C) violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans

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With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other Federal, state or local laws relating to employment;

(D) violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

(E) violated public policy or common law, including Claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or

(F) are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.

Notwithstanding the foregoing, Executive is not prohibited from asserting any (and the Claims shall not include) (a) rights to indemnification and advancement of legal fees and expenses provided by law or the Employment Agreement; (b) rights to contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company are jointly responsible; (c) rights Executive may have as a shareholder of Radius, a Member of OpCo or otherwise as an interest holder of the Company; (d) as required by law, rights under state workers’ compensation or unemployment laws; or (e) rights which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission. In addition, this Release does not constitute a waiver or release of (and the Claims shall not include) any of Executive’s rights to payments or benefits pursuant to the Employment Agreement, including the Accrued Benefits and the payments and benefits under Section 4.05 and/or Section 4.06 of the Employment Agreement.

For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all Claims covered by this Release that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those Claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or Claims that may arise after the date this Release is executed.

Executive affirms that Executive has fully reviewed the terms of this Agreement, affirms that Executive understands its terms, and states that Executive is entering into this Agreement knowingly, voluntarily and in full settlement of all Claims which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s severance from employment with the Company.

Executive acknowledges that Executive has had at least twenty-one (21) days to consider this Agreement thoroughly, and that the Company has specifically advised Executive to consult

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with an attorney, if Executive wishes, before Executive signs below. If Executive signs and returns this Agreement before the end of the twenty-one (21)-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the twenty-one (21)-day period expires, or by providing different terms to other employees who sign the release before such time period expires. Executive understands that Executive may revoke this Agreement within seven (7) days after Executive signs it. Executive’s revocation must be in writing and submitted within the seven-day period. If Executive does not revoke this Agreement within the seven-day period, it becomes effective and irrevocable.

Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled.

In exchange for Executive’s release of claims and other commitments set forth above, the Company hereby releases and discharges Executive from any and all claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which the Company ever had, or now has, against Executive (collectively, “Company Claims”) to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with the Company or the termination of that employment. The Company Claims include, but are not limited to, claims that Executive:

(A) violated the Company’s policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and the Company;

(B) violated public policy or common law; or

(C) is in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), punitive damages and/or interest.

Notwithstanding the foregoing, the Company is not prohibited from asserting any rights to contribution in the event of the entry of judgment against the Company as a result of any act or failure to act for which both Executive and the Company are jointly responsible or rights which by law cannot be waived (subject, however, to Executive’s rights to indemnification). In addition, this Release does not constitute a waiver or release of any of the Company’s rights under the Employment Agreement following the Executive’s termination of employment.

For the purpose of giving a full and complete release, the Company understands and agrees that this Release includes all Company Claims covered by this Release that the Company may now have but does not know or suspect to exist in the Company’s favor against Executive, and that this Release extinguishes those Company Claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release

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are not an attempt to cause the Company to waive or release rights or Company Claims that may arise after the date this Release is executed.

The Company acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which the Company was already entitled.

Jay Birnbaum

APW OPCO LLC,
[●]

RADIUS GLOBAL INFRASTRUCTURE, INC.,
[●]

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EXHIBIT B

Form of Second Release

Reference is made to that certain Release, dated [●], 20[●], among Jay Birnbaum (“Executive”), APW OpCo LLC, a Delaware limited liability company (“OpCo”), and Radius Global Infrastructure, Inc. (“Radius”) (OpCo, Radius and their respective affiliates are referred to collectively as the “Company”) (the “First Release”) and the Amended and Restated Employment Agreement, dated April 17, 2023, among Executive and the Company (the “Employment Agreement”).

Each of Executive and the Company hereby agrees to waive and release the claims set forth in the First Release for the additional period from the execution of the First Release through the signing date of this Release (this “Second Release”), which signing shall not occur before a termination of Executive’s employment during the Special Advisor Period (as defined in the Employment Agreement). Executive and the Company acknowledge and agree that this Second Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits under the Employment Agreement.

Executive affirms that Executive has fully reviewed the terms of the First Release and this Second Release (together, the “Releases”), affirms that Executive understands its terms, and states that Executive is entering into this Second Release knowingly, voluntarily and in full settlement of all Executive Claims (as defined in the First Release) which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s termination of employment with the Company.

Each of Executive and the Company acknowledge that the waiver and release provisions set forth in this Second Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive or the Company, as applicable, was already entitled.

Jay Birnbaum

APW OPCO LLC,
[●]

RADIUS GLOBAL INFRASTRUCTURE, INC.,
[●]

B-1

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